UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2012

MEI Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50484	51-0407811
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 101, San Diego, California 92130

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 792-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 28, 2012, MEI Pharma, Inc. (the “Company”) entered into a License Agreement (the “License Agreement”) with CyDex Pharmaceuticals, Inc. (“CyDex”). Under the License Agreement, CyDex granted to the Company an exclusive, nontransferable license to intellectual property rights relating to Captisol® for use with the Company’s two lead isoflavone-based drug compounds. Captisol has been shown to enhance the solubility, stability and bioavailability of drug formulations and is currently used in FDA approved drugs by several other pharmaceutical companies.

The Company will pay to CyDex a non-refundable license issuance fee. The Company has also agreed to make certain milestone payments to CyDex based on the achievement of certain clinical and regulatory milestones in each of the U.S., E.U. and Japan with respect to any compounds that have been developed using Captisol (“Licensed Products”). Certain milestone payments may become payable for multiple Licensed Products that are based on the same drug compound, while other milestone payments may only be paid a single time with respect to each family of Licensed Products based on the same drug compound. In the event the Company commercializes any Licensed Products, it will also pay CyDex a low, single-digit percentage rate royalty, on net sales of such products.

The License Agreement will continue in effect on a country-by-country basis until the later of (a) the fifth anniversary of the first commercial sale of a Licensed Product (anywhere in the world) or (b) the date as of which a license for the use of Captisol, as contemplated by the License Agreement, is no longer required in such country in order to avoid infringing applicable intellectual property rights. The Company may terminate the License Agreement for convenience at any time upon 90 days’ prior written notice to CyDex. Either party may also terminate the License Agreement upon the breach by the other party of any material term of the License Agreement which is not cured, upon notice, within 60 days (or 10 days with respect to any payment obligation).

Contemporaneously with the License Agreement, the Company and CyDex entered into a commercial supply agreement (the “Supply Agreement”) pursuant to which the Company agreed to purchase 100% of its requirements for Captisol from CyDex. The Supply Agreement will terminate on the earlier of the termination of the License Agreement in its entirety or 90 days after the Company provides CyDex with written notice of its intent to terminate the Supply Agreement. Either party may also terminate the Supply Agreement upon any breach by the other party of the Supply Agreement which is not cured, upon notice, within 60 days (or 10 days with respect to any payment obligation).

The Company expects to file each of the License Agreement and the Supply Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2012, and intends to seek confidential treatment for certain terms and provisions of each of the License Agreement and the Supply Agreement. The foregoing descriptions are qualified in their entirety by reference to the text of the License Agreement and the Supply Agreement, as applicable, when filed.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEI PHARMA, INC.

By:	/s/ Daniel P. Gold
Daniel P. Gold
Chief Executive Officer

Dated: October 4, 2012